Exhibit 99.1

China Valves Technology, Inc.		CCG Investor Relations
Ray Chen, VP of Investor Relations		Crocker Coulson, President
Tel:	+1-650-281-8375	Tel: +1-646-213-1915
	+86-13925279478	E-mail: crocker.coulson@ccgir.com
E-mail: raychen@cvalve.net		http://www.ccgirasia.com
http://www.cvalve.com

China Valves Technology, Inc. Reports Third Quarter FY 2009 Results

KAIFENG, CHINA, November 13, 2009 – China Valves Technology, Inc. (OTC Bulletin Board: CVVZ, NASDAQ: CVVT; "China Valves" or the "Company"), a leading metal valve manufacturer with operations in the People's Republic of China (the "PRC"), today announced its financial results for the third quarter ended September 30, 2009.

Highlights for the Third Quarter 2009 and Recent Developments

  Net revenue was $27.9 million, an increase of 30.1% from the third quarter of 2008
  Gross profit was $13.7 million, an increase of 60.1% from the third quarter of 2008, and gross margin was 49.1%, compared to 39.9% for the third quarter of 2008
  Net income was $3.8 million, or $0.12 per diluted share
  Non-GAAP net income for the third quarter of 2009, after excluding non-cash compensation expense of $3.8 million and non-cash items related to the change in fair value of derivative instruments, was $7.4 million, or $0.24 per diluted share, an increase of 61.6% from non-GAAP net income of $4.6 million, or $0.20 per fully diluted share in the third quarter of 2008
  In the process of acquiring 100% equity ownership of Yangzhou Rock Valve Lock Technology Co., Ltd. ("Yangzhou Rock") for $7.3 million in cash
  New production facility at the Company’s Henan Kaifeng High Pressure Valve Co., Ltd. ("Kaifeng Valve") subsidiary began formal production in mid September 2009
  Approved to list on the NASDAQ Global Market

“Our third quarter of 2009 was another strong quarter for our high-performance products. Our high temperature, high pressure gate valves and two-way metal sealing butterfly valves have continued as the main drivers of growth and are helping us expand market share in the thermal power and water supply industries,” said Mr. Siping Fang, Chairman and CEO of China Valves. “Moreover, we continued with our strategy to expand production capacity, our product portfolio, and our end-user markets through acquisitions. The integration of Yangzhou Rock helps us access a broader customer base and helps us further establish our position as a provider of high-margin valve products.”

Third Quarter 2009 Results

For the third quarter of 2009, China Valves’ net revenue was $27.9 million, an increase of 30.1% from $21.4 million for the third quarter of 2008.

Net revenue increased primarily because of strong sales of gate valves which are high pressure high temperature valves used in thermal power stations and two-way metal sealing butterfly valves for water supply systems. Together, these products were responsible for $19.4 million of net revenue, approximately 69.2% of net revenue, in the third quarter of 2009. Strong demand of these high-end valve products was mainly attributed to the expansion of water supply networks, the increased demand from thermal power plants, and our established brand presence. Sales to the power industry accounted for 26.3% of net revenue, and sales to the water supply and drainage industry accounted for 33.9% of net revenue for the third quarter of 2009 compared to 19.9% and 22.9% respectively for the third quarter last year.

Gross profit for the third quarter of 2009 was $13.7 million, an increase of 60.1% from $8.6 million for the third quarter of 2008. Gross profit margin was 49.1%, compared to 39.9% for the third quarter of 2008. Gross profit margin increased because of lower production costs due to increased sales of high-end valve products, strengthened production cost control and lower raw material costs compared to the year ago period.

General and administrative expenses excluding the non-cash compensation for the third quarter of 2009 increase 11.9% to $1.8 million from $1.6 million in the third quarter of 2008. The increase is primarily attributable to increase in salary expense to support the Company’s sales and administrative as the Company expands. Additionally, travel expenses increased as well due to increase in acquisition activities. Auditing, accounting and legal fees have increased as well. During the quarter, the Company also incurred an accrual of non-cash compensation expense of $3.8 million that relates to 4,194,344 make good shares to be released contingent to the Company meeting its make good target of $21 million in net income for fiscal year 2009.  The Company accrues this non-cash expense on a quarterly basis, based on the determination the Company is likely to achieve the make good target for 2009, excluding such non-cash compensation expenses related to the make good.  For more information, please refer to the Company’s Form 10-Q to be filed on November 13, 2009.

Selling expenses increased 33.0% year-over-year to $1.7 million from $1.3 million for the third quarter of 2008 mainly due to increased sales.

Total other expenses were $0.1 million for the third quarter of 2009, compared to total other income of $0.5 million for the third quarter of 2008.

Income tax expense was $2.5 million, compared to $1.5 million for the third quarter of 2008. Income tax increased mainly due to increased taxable earnings.

Net income for the third quarter 2009 was $3.8 million, compared with $4.6 million in net income for the third quarter 2008. Diluted earnings per share were $0.12 for third quarter 2009, compared to diluted earnings per share of $0.20 for the third quarter 2008. The Company has approximately 31,446,247 weighted average diluted shares for the three months ended September 30, 2009, compared to approximately 23,244,832 weighted average diluted shares for the corresponding period in fiscal 2008.

After adjusting for the aforementioned $3.8 million in non-cash compensation charges and a gain of$90,491 due to changes in the fair value of warrant liabilities, non-GAAP net income for the third quarter of 2009 was $7.4 million, a 61.6% increase from non-GAAP net income of $4.6 million for the third quarter of 2008. Diluted non-GAAP earnings per share were $0.24 for the quarter ended September 30, 2009, compared to diluted earnings per share of $0.20 for the quarter ended September 30, 2008. Please see the table below for a reconciliation of non-GAAP financial information to GAAP financial information.

Nine Months 2009

Revenue for the first nine months of 2009 was $70.0 million, up 51.5% from revenue of $46.2 million for the first nine months of 2008. Gross profit was $34.4 million, up 86.1% from gross profit of $18.5 million for the nine months of 2008. Gross margin was 49.2%, compared to 40.0% for the first nine months of 2008. Net income was $6.9 million, or $0.23 per diluted share, compared to $8.1 million, or $0.38 per basic and diluted share, for the same period a year ago. After adjusting for the aforementioned $11.3 million in non-cash compensation charges and $0.3 million in changes in fair value of warrant liabilities, non-GAAP net income for the first nine months of 2009 was $18.5 million, or $0.61 per diluted share, a year-over-year increase of 130.5%.

Financial Condition

As of September 30, 2009, the Company had $16.7 million in cash and cash equivalents, compared to $16.4 million as of December 31, 2008. Accounts receivable were $27.5 million compared to $26.1 million as of December 31, 2008. Working capital was $37.8 million, compared to $33.1 million as of December 31, 2008. As of September 30, 2009, the Company had no long term debt. Shareholders' equity was $105.4 million as of September 30, 2009, compared to $76.6 million as of December 31, 2008.

For the first nine months of 2009, the Company generated $20.1 million in cash from operating activities. The Company estimates that the total capital expenditures in fiscal year 2009 will reach approximately $11.6 million: $8.6 million of which has been used to complete construction and purchase new machinery and equipment for the new plant in Kaifeng and equipment purchase in other two subsidiaries, Zhengdie and Taizhou Taide. The Company expects to use approximately $1.0 million to upgrade Taizhou Taide’s production technology and equipment, and the remaining $2.0 million to be used for purchase of new equipment and production line upgrades for the planned acquisition in 2009.

Acquisition of Yangzhou Rock and Commencement of Production at New Facility

In August 2009, the Company entered into agreement to acquire 100% equity ownership of Yangzhou Rock for a total of $7.3 million in cash, and during the third quarter, the Company has made the prepayment of $6.0 million. Yangzhou Rock mainly designs, manufactures and distributes interlock valves, valve lock devices, magnetic lock valves, and mechanical interlock machines that are widely used by manufacturing companies in the petrochemical, chemical, natural gas, thermal power station and metallurgy industries.

In September, 2009, the Company's new production facility at its Kaifeng Valve subsidiary began formal production. This new production facility, expected to reach full utilization by the end of 2009, mainly focuses on the production of high-end large diameter metal valves used in thermal and nuclear power plants, as well as by the oil petrochemical and water supply and drainage industries.

Recent Developments

On November 10, 2009 China Valves received approval to list its common stock on NASDAQ Global Market, and will begin trading on Monday November 16, 2009. The Company will trade on NASDAQ under the ticker symbol "CVVT."

Business Outlook

Supported by governmental infrastructure spending especially on municipal water supply and drainage projects and a replacement cycle within power plants, China Valves expects to see continued demand for high-end valve products in 2009 and 2010. Moreover, the Company expects to see accelerated growth from the nuclear power industry in the future.

“In June we signed a contract with China Guangdong Nuclear Power Group to deliver nuclear valves worth $4.7 million and expect to deliver 50% of this order by the end of November 2009 and the other half within 2010. Although additional orders from the nuclear power industry remain small for the time being, we expect this industry to be a significant contributor to future growth. We have applied for a license to manufacture valves for the core island of nuclear power plants, and expect to receive an approval around the Chinese New Year in February 2010.”

As of September 30, 2009, the Company’s backlog was RMB 320 million, or approximately $47 million.

For the full year 2009, the Company remains confident in meeting the target of annual net income of $23 million and diluted earnings per share of $0.73, excluding any non-cash compensation charges and changes in fair value of derivative instruments and using 31,446,247 weighed average diluted shares.

“Given our adjusted year-to-date net income of $18.5 million, we are very well positioned to meet our guidance for 2009. Because of many of our customers slowing orders in the last months of the year in anticipation of reduced capacity utilization in the first quarter for the Chinese New Year holiday, we expect our fourth quarter to be slightly slower than our third quarter," said Mr. Fang, “In 2010, we expect growth to come from our expansion in manufacturing capacity throughout 2009, which includes the construction of a new facility, upgrades to existing production capacity, and two completed acquisitions. Moreover, we are constantly evaluating new acquisition targets that complement our existing business and that expand our product offerings and exposure to growing end-user markets.”

Conference call

China Valves’ management will host a conference call at 8:00 a.m. Eastern Standard Time on Friday, November 13, 2009 to discuss its financial results for the third quarter 2009 ended September 30, 2009. To participate in this live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888 339-2688. International callers should call +1 617 847-3007. The Conference Pass Code is 657 997 54.

If you are unable to participate in the call at this time, a replay will be available for fourteen days starting from 10:00 a.m. Eastern Standard Time on Friday, November 13, 2009. To access the replay, call 888-286-8010. International callers should call +1 617-801-6888. The Conference Pass Code is 21500853.

Non GAAP Financial Measures

To supplement the Company's condensed consolidated financial statements for the three and nine months ended September 30, 2009 and September 30, 2008 presented on a GAAP basis, the Company provided non-GAAP financial information in this release that exclude the impact of non-cash stock compensation expense related to the Company’s private placement financings and non cash income or expense related to changes in the fair value of warrant liabilities. The Company's management believes that these non-GAAP measures, non-GAAP net income and non-GAAP diluted earnings per share, provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies. Management believes that these non-GAAP financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company’s business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these non-GAAP measures reflect the essential operating activities of the Company. In addition, the provision of these non-GAAP measures allows investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, the Company’s management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each non-GAAP measures to the nearest GAAP measure is appears in the table below.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
Income From Operations	6,402,334	5,661,653	12,950,279	10,377,905
Add back (Deduct):
Non-Cash Compensation Expenses	3,779,849	-	11,279,336	0
Adjusted Income from Operations	10,182,183	5,661,653	24,229,615	10,377,905

Net Income (Loss)	3,753,970	4,641,328	6,934,032	8,071,696
Add back (Deduct):
Non-Cash Change in Warrant
Liabilities	(90,491)	(34,740)	310,143	(34,774)
Non-Cash Compensation
Expenses	3,779,849	-	11,279,336	-0
Adjusted Net Income	7,443,328	4,606,588	18,523,511	8,036,956
	61.6%		130.5%

Diluted EPS	0.12	0.20	0.23	0.38
Add back (Deduct):
Non-Cash Change in Warrant
Liabilities	0.003	0.001	0.01	-
Non-Cash Compensation
Expenses	0.12	-	0.37	-
Adjusted EPS	0.24	0.20	0.61	0.38

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd. and Henan Kaifeng High Pressure Valve Co., Ltd., is engaged in development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China's valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products by extensive research and development and owns a number of patents. It enjoys significant domestic market shares and exports to Asia and Europe. For more information, visit http://www.cvalve.com

Safe Harbor Statements

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Financial Tables Follow –

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

SALES	$27,890,991	$21,441,850	$70,008,554 $	46,208,006

COST OF GOODS SOLD	14,191,615	12,884,586	35,565,231	27,702,722

GROSS PROFIT	13,699,376	8,557,264	34,443,323	18,505,284

OPERATING EXPENSES:
Selling	1,739,431	1,307,590	4,654,287	3,170,950
General and administrative	1,762,085	1,513,622	5,520,928	4,783,324
Research and development	15,677	74,399	38,493	173,105
Non-cash stock compensation expense	3,779,849	-	11,279,336	-
Total operating expenses	7,297,042	2,895,611	21,493,044	8,127,379

INCOME FROM OPERATIONS	6,402,334	5,661,653	12,950,279	10,377,905

OTHER EXPENSE (INCOME):

Other expense (income), net	224,352	(621,229)	(812,743)	(908,213)
Interest and finance expense, net	11,879	132,026	138,031	423,620
Change in fair value of warrant
liabilities	(90,491)	(34,740)	310,143	(34,740)
Total other expense (income), net	145,740	(523,943)	(364,569)	(519,333)

INCOME BEFORE PROVISION FOR INCOME TAXES	6,256,594	6,185,596	13,314,848	10,897,238

INCOME TAX EXPENSE	2,502,624	1,544,268	6,380,816	2,825,542

NET INCOME	3,753,970	4,641,328	6,934,032	8,071,696

OTHER COMPREHENSIVE INCOME:
Foreign currency translation (loss)
gain	65,058	49,582	(16,007)	2,376,660

COMPREHENSIVE INCOME	$3,819,028	$4,690,910	$6,918,025	$10,448,356

BASIC EARNINGS PER SHARE:
Weighted average number of shares	31,398,770	23,244,832	30,559,609	21,124,876
Earnings per share	0.12	0.20	0.23	0.38

DILUTED EARNINGS PER SHARE:
Weighted average number of shares	31,446,247	23,244,832	30,670,673	21,124,876
Earnings per share	$0.12	$0.20	$0.23	$0.38

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

ASSETS

	September 30,	December 31,
	2009	2008
	(Unaudited)
CURRENT ASSETS:

Cash and cash equivalents	$16,669,586	$16,427,883

Restricted cash	3,180,091	3,191,237
Notes receivable	243,522	880,200
Accounts receivable, net of allowance for doubtful accounts of $1,163,457 and $1,163,457 as of September 30, 2009 and
December 31, 2008, respectively	27,483,141	26,119,447
Other receivables	5,082,414	4,841,691
Inventories	10,358,228	11,244,442

Advances on inventory purchases	2,206,656	1,108,512

Advances on inventory purchases - related party	1,281,316	1,367,446

Prepaid expenses	44,777	52,921
Total current assets	66,549,731	65,233,779

PLANT AND EQUIPMENT, net	26,580,568	16,184,894

OTHER ASSETS:
Accounts receivable - retainage, long term	2,788,490	2,541,418

Deposit for acquisition	6,014,700	-

Advances on equipment purchases	1,405,860	2,001,733

Long term receivable	300,802	382,552
Goodwill - purchased	20,811,767	20,811,767
Intangibles, net of
accumulated
amortization	8,980,342	823,331
Other investments, at lower of cost or market	764,515	764,515

Total other assets	41,066,476	27,325,316

Total assets	$134,196,775	$108,743,989

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)
AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

Accounts payable - trade	$8,439,279	$6,630,574
Short term loans	4,139,811	7,839,960
Short term loans - related parties	456,511	596,791

Other payables	3,327,025	4,453,881
Other payables - related party	1,470,313	1,975,462
Notes payable	2,347,200	2,934,000
Accrued liabilities	2,984,031	2,382,138
Customer deposits	3,015,111	3,129,708
Taxes payable	2,101,853	1,227,338
Warrant liabilities	478,422	924,291

Total current liabilities	28,759,556	32,094,143

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value; 300,000,000 shares authorized;
31,398,878 shares and 31,192,552 shares
issued and outstanding
as of September 30, 2009 and December 31,
2008, respectively	31,402	31,192

Additional paid-in-capital	78,971,106	66,935,968

Common stock subscription receivable	-	(9,834,000)
Statutory reserves
	4,892,263	2,958,659
Retained earnings	15,399,478	10,399,050
Accumulated other comprehensive income	6,142,970	6,158,977
Total shareholders' equity	105,437,219	76,649,846

Total liabilities and shareholders' equity	$134,196,775	$108,743,989

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30
(Unaudited)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,934,032	$8,071,696
Adjustments to reconcile net income to cash
provided by operating activities:
Depreciation	1,111,294	683,455
Amortization	175,413	46,359
Bad debt provision	200,595	554,672
Loss (gain) on disposal of fixed assets	52,098	(24,705)
Change in fair value of warrant liabilities	310,143	(34,740)
Stock compensation cost	11,279,336	-
Change in operating assets and liabilities:
Restricted cash due to sales covenant	(571,331)	(96,857)
Note receivable	636,201	(57,348)
Accounts receivable-trade	(1,609,558)	(7,749,222)
Other receivables	(441,139)	(738,305)
Inventories	885,549	1,146,008
Advance on inventory purchases	(1,097,320)	(212,157)
Advance on inventory purchases-related party	106,946	(122,415)
Prepaid expenses

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30
(Unaudited)

	8,138	347,644
Accounts payable-trade	1,807,350	(107,055)
Long term receivable	81,689	-
Other payables	(1,136,336)	(2,652,648)
Accrued liabilities	601,564	1,653,736
Customer deposits	(114,511)	1,087,270
Taxes payable	873,859	497,363
Net cash provided by operating activities	20,094,012	2,292,751

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of intangible assets	(768,192)	(252,938)
Advance on equipment purchases		(1,485,584)
Purchases of plant and equipment	(8,636,494)	(3,243,024)
Proceeds from sale of equipment	-	62,366
Investment deposit	(6,010,190)	-
Net cash used in investing activities	(15,414,876)	(4,919,180)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash due to covenant	(3,894)	(1,628,130)
Restricted cash due to notes payable	586,360	-
Repayment from notes payable	(586,360)	-
Other payables-related party	(505,130)	(2,246,978)
Proceeds from short term debt	3,037,517	6,904,760
Proceeds from short term loans-related parties	99,307	796,633
Repayments of short term debt	(6,733,530)	(4,994,553)
Repayments of short term loans-related parties	(251,638)	-
Proceeds from shareholder	-	1,317,095
Proceeds from private placement financing		27,288,231
Net cash (used in) provided by financing activities	(4,357,368)	27,437,058

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	(80,065)	275,980

INCREASE IN CASH	241,703	25,086,609

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30
(Unaudited)

CASH and CASH EQUIVALENTS, beginning	16,427,883	2,773,262

CASH and CASH EQUIVALENTS, ending	$16,669,586	27,859,871

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
Cash paid for interest	$138,133	$376,939
Cash paid for income taxes	$1,324,470	$2,326,037
Additional Non-cash investing and financing activities
Cashless exercise of warrants	$756,012	$-
Common stock issued for real estate acquisition	$9,834,000	$-